Registration No. 333-45740
Rule 424(b)(2)
PRICING SUPPLEMENT No. 14 Dated September 17, 2001 (To Prospectus dated September 22, 2000)
$10,000,000,000
H O U S E H O L D F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue Floating Rate Notes
Principal Amount: $358,550,000
Price to Public: 100%	Proceeds to HFC: 99.856%
Issue Date: September 24, 2001	Stated Maturity: September 24, 2004
Redeemable On or After: Not Applicable
Initial Interest Rate: To be determined on September 20, 2001.
Interest Rate Basis: LIBOR Telerate.
Spread or Spread Multiplier: Plus +.30% (+ 30 basis points)

Interest Payment Dates: On the 24th of March, June, September and December of each year, commencing December 24, 2001, and the Stated Maturity. If said day is not a Business day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately proceeding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Reset Date: On each Interest Payment Date.
Interest Determination Date: On the Second London Business Day prior to each Interest Payment Date.
Index Maturity: Three months.
Agent: Merrill Lynch & Co., - $2,550,000 UBS Warburg LLC - $25,000,000 Barclays Capital, Inc. - $308,000,000 Salomon Smith Barney Inc. - $17,000,000 Banc of America Securities LLC - $6,000,000
Agent's Discount or Commission: .144%	CUSIP 44181KJ54